As filed with the Securities and Exchange Commission on April 11, 2006
Registration No. 333-106302

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
XO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	54-1983517

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
11111 Sunset Hills Road
Reston, Virginia 20190
(703) 547-2000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

2002 Stock Incentive Plan
(Full title of the plan)

Simone Wu, Esq.
Vice President and Acting General Counsel
XO Holdings, Inc.
11111 Sunset Hills Road
Reston, Virginia 20190
(703) 547-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Bruce R. Kraus, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
(212) 728-8000

Post-Effective Amendment No. 1
XO Holdings, Inc., a Delaware corporation (the “Company”), files this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8 as the successor registrant to XO Communications, Inc., a Delaware corporation (the “Predecessor Issuer”), in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is filed to reflect the adoption by the Predecessor Issuer of a holding company organizational structure in accordance with Section 251(g) of the Delaware General Corporation Law (the “DGCL”).
On October 25, 2005, the Predecessor Issuer formed the Company as its direct wholly-owned subsidiary and formed XO Communications, LLC, a Delaware limited liability company (the “Surviving Entity”), as the Company’s direct wholly-owned subsidiary, in each case for the purpose of implementing a holding company reorganization in accordance with Section 251(g) of the DGCL. On February 28, 2006, the Predecessor Issuer reorganized into a holding company corporate structure pursuant to an Agreement and Plan of Merger, dated as of February 28, 2006 (the “Merger Agreement”), by and among the Predecessor Issuer, the Company and the Surviving Entity. Pursuant to the Merger Agreement, the Predecessor Issuer merged (the “Restructuring Merger”) with and into the Surviving Entity, with the Surviving Entity as the entity surviving the Restructuring Merger as a wholly-owned subsidiary of the Company. As a result of the Restructuring Merger, the Company became the holding company for the Surviving Entity.
At the effective time (the “Effective Time”) of the Restructuring Merger, each holder of securities of the Predecessor Issuer outstanding immediately prior to the Effective Time received the Company’s securities of the same class or series, in each case evidencing the same proportional interests in the Company and having the same designations, rights, powers and preferences, and qualifications, limitations and restrictions as such securities of the Predecessor Issuer held by such holder immediately prior to the Effective Time. Accordingly, pursuant to the Merger Agreement, at the Effective Time, each share of common stock of the Predecessor Issuer, par value $0.01 per share (the “Predecessor Common Stock”), and each share of 6% Class A Convertible Preferred Stock of the Predecessor Issuer, par value $0.01 per share (the “Predecessor Preferred Stock”), issued and outstanding immediately prior to the Effective Time was converted, on a share-for-share basis, into a share of common stock, par value $0.01 per share of the Company (the “Company Common Stock”), and a share of 6% Class A Convertible Preferred Stock of the Company, par value $0.01 per share, respectively. In addition, at the Effective Time, each option, warrant or other right to acquire shares of Predecessor Common Stock outstanding immediately prior to the Effective Time was converted pursuant to the Merger Agreement into an option, warrant or other right to acquire, upon the same terms and conditions of such option, warrant or right to acquire Predecessor Common Stock in effect immediately prior to the Effective Time, an identical number of shares of Company Common Stock.
Upon consummation of the Restructuring Merger, the Company Common Stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in accordance with Rule 12g-3 under the Exchange Act. For the purposes of Rule 12g-3(a) under the Exchange Act, the Company is the successor issuer to the Predecessor

Issuer. The Company Common Stock is quoted on the Over the Counter Bulletin Board of The Nasdaq Stock Market, Inc. under the ticker symbol “XOHO.OB”.
Pursuant to Section 251(g) of the DGCL, the provisions of the certificate of incorporation (including any related certificate of designation) and bylaws of the Company immediately after the Effective Time were substantially identical to those of the Predecessor Issuer in effect immediately prior to the Effective Time. The authorized capital stock of the Company, the designations, rights, powers and preferences of such capital stock and the qualifications, limitations and restrictions thereof were also substantially identical immediately after the Effective Time to those of the capital stock of the Predecessor Issuer in effect immediately prior to the Effective Time. The rights of the Company’s stockholders immediately after the Effective Time were the same as the rights of the Predecessor Issuer’s stockholders immediately prior to the Effective Time.
The directors and executive officers of the Company immediately after the Effective Time were the same individuals who were directors and executive officers of the Predecessor Issuer immediately prior to the Effective Time. In addition, the consolidated assets and liabilities of the Company and its subsidiaries (including XO LLC) immediately after the Effective Time are the same as the consolidated assets and liabilities of the Predecessor Issuer and its subsidiaries were immediately prior to the Effective Time.
In connection with the Restructuring Merger, the Company assumed all of the obligations and duties of the Predecessor Issuer under its 2002 Stock Incentive Plan (the “Plan”), and any stock, options and other equity interests outstanding under the Plan immediately prior to the Effective Time were converted into the right to receive, upon the same terms and conditions, an identical number of shares of stock, options and other equity interests of the Company.
In accordance with Rule 414 under the Securities Act, the Company, as successor registrant to the Predecessor Issuer, hereby expressly adopts Registration Statement No. 333-106302 on Form S-8 as its own for all purposes of the Securities Act and the Exchange Act. The registration fees were paid at the time of filing the original Registration Statement on Form S-8.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on the 11th day of April, 2006.

XO HOLDINGS, INC.

By:	/s/ Carl J. Grivner

	Name:	Carl J. Grivner
	Title:	President and Chief Executive Officer

Pursuant to the requirement of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

President, Chief Executive Officer and Director
/s/ Carl J. Grivner	(principal executive officer)	April 11, 2006
Carl J. Grivner

/s/ Adam Dell	Director	April 11, 2006
Adam Dell

/s/ Fredrik Gradin	Director	April 11, 2006
Fredrik Gradin

/s/ Robert Knauss	Director	April 11, 2006
Robert Knauss

/s/ Vincent Intrieri	Director	April 11, 2006
Vincent Intrieri